ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

BEKEM METALS, INC.

Bekem Metals, Inc., a corporation organized under the laws of the State of Utah, on January 31, 2001, hereby adopts the following Amendment to its Articles of Incorporation pursuant to the provisions of Utah Revised Business Corporation Act, Section 16-10a-1006.

I

The Articles of Incorporation shall be amended to read as follows:

ARTICLE III

The total number of shares of stock of all classes which the Corporation has authority to issue is 320,000,000 shares, divided into 300,000,000 shares of Common Stock, par value $0.001 per share (herein called the “Common Stock”) and 20,000,000 shares of Preferred Stock, par value $0.001 per share (herein called “Preferred Stock”).

I. COMMON STOCK

A. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

B. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Common Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

C. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor.

D. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

II. PREFERRED STOCK

The Board of Directors of the Corporation is expressly authorized, as shall be stated and expressed in the resolution or resolutions it adopts, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock in one or more class or series, in addition to the shares thereof specifically provided for in this Article III, and by filing a certificate pursuant to the applicable law of the State of Utah, to establish from time to time the number of shares to be included in each such class or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; or (v) subject to the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of such series; all as may be stated in such resolution or resolutions.

The number of authorized shares of Series Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Series Preferred Stock, as the case may be, or of any series thereof, unless a vote of any such holders is required pursuant to the provisions of this Article III or the certificate or certificates establishing any additional series of such stock.

II

The date of the adoption of the foregoing amendment was November 18, 2008. These Articles of Amendment to the Articles of Incorporation were approved and adopted by a majority of the shares of the Company at the annual meeting of stockholders, in accordance with the provisions of Section 16-10a-722 of the Utah Revised Business Corporation Act. The number of shares outstanding in the Corporation and entitled to vote, as of the record date, on the foregoing amendment was 125,172,011. All common stock in the Corporation is entitled to one vote per share for each matter coming before the shareholders. A majority of the shares constitutes a quorum of the shareholders. The number of shares that approved the foregoing amendment was 77,831,421 or 62% of the outstanding shares, which is sufficient to approve the foregoing amendment.

Dated this December 10, 2008

BEKEM METALS, INC.

By: /s/ Adam Cook
Adam Cook, Secretary